Marrone Bio announces financing facility to fund future operations and strategic acquisitions

DAVIS, Calif. – August 8, 2019 -- Marrone Bio Innovations Inc. (NASDAQ: MBII), an international leader in sustainable bioprotection and plant health solutions, announced today that it has established a $36.6 million financing facility with existing investors Ospraie Ag Science LLC, Ardsley Partners Renewable Energy Fund, L.P., and Ivan Saval through a right for Marrone Bio to call the exercise of the investors’ outstanding warrants at $1.00 per share. New warrants to purchase shares at a higher exercise price of $1.75 will be issued on a one-for-one basis along with every called share under the outstanding warrants.

The company expects to draw upon the facility only as needed, and may draw on the facility at any time the company’s stock trades above $1.00 per share. The company has issued an initial $10 million drawdown, which is scheduled to complete by early September 2019. In addition to using a portion of the drawn funds for the acquisition of Pro Farm Technologies OY, also announced today, any resulting cash raised is anticipated to be sufficient to fund the current operating plan to a breakeven level, as well as fund near-term strategic alternatives.

Marrone Bio believes its entry into a definitive agreement for the acquisition of Pro Farm Technologies will drive substantial growth by expanding its global platform in the $4.6 billion seed- and soil-treatment markets. Pro Farm is being acquired through a combination of cash and Marrone Bio stock, and is expected to be accretive to net income and cash flow from operations in 2020.

“The establishment of this financing facility demonstrates the support of our largest investors to grow Marrone Bio as a leading biologicals platform company in the agricultural industry,” said Marrone Bio Chairman of the Board Bob Woods. “With the ability to call the exercise of existing warrants at its election, the Company is assured of the funds it needs to make strategic moves for the foreseeable future through a cost-effective vehicle.”

“Our participation in the warrant exercise facility strongly signals our belief in the growth potential of Marrone Bio in the burgeoning biostimulant market,” said Dwight Anderson, Founder of Ospraie Management LLC, an affiliate of the largest shareholder of Marrone Bio. “There are immediate opportunities to create a more powerful global commercial platform with greater long-term strategic alternatives. We think it is critical for Marrone Bio to participate in such opportunities, and thus our support for ensuring the Company has the ability to fund and fuel that growth.”

Conference Call and Webcast

Management will host an investor conference call today, August 8, 2019, at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss Marrone Bio Innovations’ second quarter and first half 2019 financial results, as well as the announced Pro Farm acquisition and warrant financing transaction, among other corporate updates. The call will conclude with a Q&A from participants. To participate, please use the following information:

Q2 2019 Conference Call and Webcast

Date: Thursday, August 8, 2019

Time: 1:30 p.m. Pacific time (4:30 p.m. Eastern time)

U.S. Dial-in: 1-888-220-8451

International Dial-in: 1-323-794-2588

Conference ID: 7511917

Webcast: http://public.viavid.com/index.php?id=135553

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

A playback of the call will be available through September 8, 2019. To listen, call 1-844-512-2921 within the United States or 1-412-317-6671 when calling internationally. Please use the replay pin number 7511917. A webcast will also be available for 30 days on the IR section of the Marrone Bio Innovations website or by clicking here: MBII Q2 2019 Webcast.

About Marrone Bio Innovations

Marrone Bio Innovations Inc. (NASDAQ: MBII) is a growth-oriented company leading the movement to more a sustainable world through the discovery, development and sale of innovative biological products for crop protection, plant health and waterway systems treatment that help customers operate more sustainably while increasing their return on investment. MBI has screened over 18,000 microorganisms and 350 plant extracts, leveraging its in-depth knowledge of plant and soil microbiomes enhanced by advanced molecular technologies and natural product chemistry to rapidly develop seven product lines. Supported by a robust portfolio of over 400 issued and pending patents, MBI’s currently available commercial products are Regalia®, Stargus®, Grandevo®, Venerate®, Majestene®, Haven® and Amplitude®, Zelto® and Zequanox®, with a breakthrough bioherbicide and biofumigant in the Company’s product pipeline.

Learn more about Marrone Bio Innovations at www.marronebio.com. We also use our investor relations website, https://investors.marronebio.com, as well as our corporate Twitter account, @Marronebio, as means of disclosing material non-public information, and encourage our investors and others to monitor and review the information we make public in these locations. Follow us on social media: Twitter, LinkedIn and Instagram.

Marrone Bio Innovations Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing MBI’s views as of any subsequent date. Examples of such statements include statements regarding the Company’s use of its warrant financing facility, the completion of the initial drawdown of the facility, the benefits of the facility to fuel growth, the Company’s anticipated cash needs, the Company’s acquisition of Pro Farm Technologies Oy, including the potential benefits of the acquisition, and the potential benefits of the Company’s products. Such forward-looking statements are based on information available to the Company as of the date of this release and involve a number of risks and uncertainties, some beyond the Company’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including consumer, regulatory and other factors affecting demand for the Company’s products, any difficulty in marketing MBI’s products in global markets, competition in the market for pest management products, lack of understanding of bio-based pest management products by customers and growers, adverse decisions by regulatory agencies and other relevant third parties, satisfaction of the closing conditions for the Pro Farm acquisition and any difficulty in integrating the acquired business. Additional information that could lead to material changes in MBI’s performance is contained in its filings with the Securities and Exchange Commission. MBI is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

Marrone Bio Innovations Contacts:

Pam Marrone, CEO and Founder

Jim Boyd, President and CFO

Telephone: +1 (530) 750-2800

Email: Info@marronebio.com

MBII Investor Relations

Greg Falesnik, Managing Director

MZ Group – MZ North America

Main: 949-385-6449

MBII@mzgroup.us

www.mzgroup.us